Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2027 FIRST QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, Nov. 5, 2026 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for the fiscal 2027 first quarter ended September 30, 2026.

FISCAL 2027 FIRST QUARTER RESULTS

●	Net Sales of $225.9 million, +44% y/y
●	Net Income $7.1 million; Adjusted Net Income $11.6 million
●	Diluted EPS of $0.19; Adjusted Diluted EPS of $0.31
●	EBITDA of $20.7 million; Adjusted EBITDA of $22.2 million
●	Free Cash Flow of $13.8 million or 62% of Adjusted EBITDA
●	Ratio of net debt to proforma TTM Adjusted EBITDA of 2.6x

LSI reported fiscal first quarter net sales of $225.9 million, an increase of 44% versus the prior year period, including contributions from the acquisition of Royston Group (“Royston”) in March 2026.  Net sales excluding contributions from the Royston acquisition, declined 2% compared to the prior-year period, due to demand softness within the North American non-residential lighting market.

The Company reported net income of $7.1 million, or $0.19 per diluted share in the first quarter, while adjusted net income was $11.6 million or $0.31 per adjusted diluted share. Fiscal first quarter adjusted EBITDA was $22.2 million, an increase of 41% versus the prior year period.  The adjusted EBITDA margin rate was 9.8% of net sales in the quarter. Reconciliations of GAAP to non-GAAP financial measures, including adjusted EBITDA are included in the schedules of this release.

LSI generated strong free cash flow of $13.8 million in the fiscal first quarter, with free cash conversion as a percentage of adjusted EBITDA exceeding 60% driven by sustained profitability and working capital discipline.  LSI reduced its total net debt outstanding by $14.3 million in the fiscal first quarter, when compared to the fiscal fourth quarter 2026, resulting in a ratio of net debt to proforma trailing twelve-month adjusted EBITDA of 2.6x as of September 30, 2026.  LSI exited the first quarter with cash and availability on its credit facility totaling $122.6 million

The Company declared a quarterly cash dividend of $0.05 per share payable on November 24, 2026, to shareholders of record on November 16, 2026.

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

MANAGEMENT COMMENTARY

“During the first quarter, we continued to advance the integration of Royston as we build a leading, retail branding solutions platform of scale across North America,” stated James A. Clark, President and CEO of LSI. “While cost inflation and elevated interest rates remain potential headwinds for non-residential construction activity, demand across our key vertical markets remains resilient early into fiscal 2027. We remain focused on expanding cross-selling opportunities across the combined LSI-Royston customers within our core refueling/c-store, grocery, and QSR markets, while continuing to scale a differentiated, one-stop solutions portfolio that is realizing a greater share of wallet across leading, multi-site retail chains.  As we move forward executing the cross-selling opportunity afforded by the addition of Royston, our efforts combined to generate first quarter sales growth of 44%, increased adjusted EBITDA of 41%, and free cash flow of $13.8 million.  We continue to see significant opportunities for driving improved operating leverage, consistent with our value-compounding business model.”

“Within our Display Solutions segment, first quarter sales increased more than 80% versus the prior year, while on an organic basis, excluding Royston-related contributions, sales increased 1%.  Our refueling/c-store and grocery vertical markets continue to experience elevated demand and project activity, while demand from QSR customers remains soft, consistent with recent quarters.  Within the refueling/c-store vertical, sales increased 5% versus the prior year, supported by demand across several of our largest customers.  This includes renovation of pilot sites for an existing customer, representing the early phase of a proposed large scale renovation program.

Further, the 2,500 refueling/c-store site refresh for a major oil company customer announced last quarter continues to proceed as planned, with activity expected to steadily ramp throughout fiscal 2027 and into fiscal 2028.  Sales into the grocery vertical remain at a high level led by check stand and display case product sales across a broad customer base.

“On a standalone basis, Royston delivered solid first quarter performance, with sales increasing 8% and adjusted EBITDA margin expanding 100 basis points sequentially from fiscal fourth quarter 2026, reflecting early gains from recently launched initiatives to accelerate growth and enhance operating efficiency. In early October, we formally launched our Category of One marketing campaign to customers at the annual NACS (National Association of Convenience Stores) tradeshow, one of the largest retail-focused trade events in the United States.  We highlighted the value of our integrated solutions portfolio to key decision-makers across our core end-markets.  Customer response was highly positive, confirming the significant growth opportunity with both existing and new accounts.”

“Display Solutions segment order rates in the fiscal first quarter increased 4% compared to the prior year,” continued Clark. “Orders within the Refueling/C-store and Grocery verticals increased 5% and 12%, respectively in the first quarter, driven by project activity at large national chains. While order activity across the QSR vertical remains soft, one of our large QSR customers recently approved a 3,000-store interior renovation program and selected LSI as one of three providers. The program is scheduled to begin late in the third quarter of fiscal 2027 and is expected to continue over three years.”

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

“Our proforma backlog increased 4% year-over-year led by favorable order activity in refueling/c-store and grocery.  Customers are incurring challenges meeting project renovation schedules as we approach the seasonal slowdown we typically experience as our customers pause activity ahead of the holiday season, when consumer traffic increases.  As a result, we are managing higher levels of both delayed site releases and changes to product delivery and installation requirements.

“To support Display Solutions projects requiring products built to customer specifications, LSI manages a network of manufacturing facilities located throughout the United States and Canada.  Recently, we announced the consolidation of manufacturing operations from our leased facility in Collingwood, Ontario, into an existing Toronto-area facility that serves as the headquarters of our Canada’s Best Store Fixtures business.  This consolidation will enhance service for our Canadian customers while reducing infrastructure costs.  The transfer will occur in the fiscal second and third quarters, after which the Collingwood facility will be vacated.  We expect this transition to be seamless to our customers and generate annual cost savings of over $1.0 million.

“Within our Lighting segment, net sales declined 6% from the prior year, reflecting soft demand across the broader commercial and industrial markets,” Clark continued. “Performance varied by market vertical, with growth in refueling, sports, and banking applications offset by declines in several larger verticals where LSI maintains a strong position, including parking, small retail, warehouse, and automotive applications.

“Lighting segment gross margin improved in the first quarter despite lower sales volumes, reflecting focused price actions in response to cost inflation,” noted Clark. “Segment project quote activity remained stable both sequentially and year over year, while the segment’s book-to-bill ratio was steady at 1.0 and orders increased 1% compared to the prior-year period.”

Clark concluded: “Our team executed well in the fiscal first quarter, delivering another quarter of profitable growth, strong free cash flow conversion, and debt reduction. Demand across most vertical markets remains healthy early into fiscal 2027, even as inflationary pressures create a more challenging operating environment. Our customers are prioritizing investments in consumer experiences, with an increasing emphasis on modernizing physical environments, enhancing brand identity, improving customer engagement, and driving higher traffic and conversion. We are encouraged by the early progress of the Royston integration and believe our Category of One value proposition continues to resonate with customers across our targeted verticals. Our deep, long-standing customer relationships, market-leading positions, and integrated solutions position us to deliver profitable growth through the cycle, consistent with our proven track record of long-term value creation.”

FISCAL 2027 FIRST QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through November 19, 2026:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13763442

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The company employs approximately 3,000 people at 23 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this release could be deemed forward-looking statements, particularly statements that reflect our expectations or beliefs of LSI Industries Inc. (the “Company,” “LSI,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as “may,” “would,” “could,” “should,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “project,” “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology.

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to: the impact of competitive products and services; product and pricing demands and market acceptance risks; LSI’s reliance on third-party manufacturers and suppliers; substantial changes to the refueling and convenience store and grocery markets; LSI’s stock price volatility and market volatility in the debt and equity markets; potential costs associated with litigation, other proceedings and regulatory compliance; LSI’s ability to adequately protect intellectual property, information technology security threats and computer crime; financial difficulties experienced by customers; the cyclical and seasonal nature of our business; the failure of acquisitions or acquired companies to achieve their plans or objectives generally; our ability to consummate, successfully integrate, and achieve strategic and other objectives, including any expected synergies, relating to pending or recently completed acquisitions; the inability to effectively execute our business strategies; the ability to retain key employees, including key employees of acquired businesses; labor shortages or an increase in labor costs; changes in product mix; unfavorable economic, political, and market conditions, including interest rate fluctuations and inflation; changes in U.S. trade policy, including mitigating the impacts of increased costs related to tariffs; the results of asset impairment assessments; price increases of materials; significant shortages of materials; shortages in transportation and increases in fuel prices; sudden or unexpected changes in customer creditworthiness; write-offs or impairment of capitalized costs or intangible assets in the future; and the other risk factors LSI describes from time to time in the Company’s Annual Report on Form 10-K (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC") by the Company. You should carefully consider the trends, risks, and uncertainties described in this news release, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this news release except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

INVESTOR & MEDIA CONTACT

Noel Ryan or Fred Buonocore

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

	Three Months Ended
(Unaudited)	September 30
(In thousands, except per share data)	2026	2025
Net sales	$225,855	$157,249

Cost of products sold	173,624	116,972

Gross profit	52,231	40,277

Selling and administrative costs	38,070	29,305

Operating income	14,161	10,972

Other expense	115	530
Interest expense, net	3,860	747

Income before taxes	10,186	9,695

Income tax	3,059	2,431

Net income	$7,127	$7,264

Weighted Average Common Shares Outstanding
Basic	37,189	30,449
Diluted	37,888	31,381

Earnings Per Share
Basic	$0.19	$0.24
Diluted	$0.19	$0.23

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

	(amounts in thousands)
	September 30,	June 30,
	2026	2026
Current assets	$288,270	$295,885
Property, plant and equipment, net	55,418	56,714
Other assets	469,470	477,265
Total assets	$813,158	$829,864

Current maturities of long-term debt	$10,000	$10,000
Other current liabilities	134,279	139,919
Long-term debt	230,195	245,931
Other long-term liabilities	70,639	73,337
Shareholders' equity	368,045	360,677
	$813,158	$829,864

Three Months Ended September 30, 2026, Results

Net sales for the three months ended September 30, 2026, of $225.9 million increased 44% from the three months ended September 30, 2025, net sales of $157.2 million.  Lighting Segment net sales of $64.8 million decreased 6% from prior year’s first quarter net sales of $69.1 million and Display Solutions Segment net sales of $161.0 million increased 83% from prior year’s first quarter net sales of $88.2 million. Net income for the three months ended September 30, 2026, was $7.1 million, or $0.19 per share, compared to $7.3 million or $0.23 per share for the three months ended September 30, 2025.  Earnings per share represent diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2026, included current assets of $288.3 million, current liabilities of $144.3 million and working capital of $144.0 million, which includes cash of $12.8 million.  The current ratio was 2.0 to 1.  The balance sheet included shareholders’ equity of $368.0 million and long-term debt of $230.2 million.  It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2027, payable November 24, 2026, to shareholders of record as of the close of business on November 16, 2026. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three months ended September 30, 2026, and 2025. Operating income, net income, and earnings per share, which exclude the impact of long-term performance-based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures.  We further note that while the amortization expense of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures, and the acquired assets contribute to revenue generation. We exclude these items because we believe they are not representative of the ongoing results of the operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, Free Cash Flow, and organic sales growth.  We believe that these are useful as supplemental measures in assessing the operating performance of our business.  These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company.  These non-GAAP measures may be different from non-GAAP measures used by other companies.  In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP.  Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures.  Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated, along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA, and organic sales growth.

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

	Three Months Ended
(Unaudited)	September 30
(In thousands, except per share data)	2026	2025	% Change
Net sales	$225,855	$157,249	44%

Operating income as reported	14,161	10,972	29%

Long-term performance based compensation	1,049	1,282
Amortization expense of acquired intangible assets	3,779	1,554
Acquisition costs	252	220
Lease expense on the step-up basis of acquired leases	152	68
Severance costs and restructuring costs	13	(71)
Operating income as adjusted	$19,406	$14,025	38%

Net income as reported	$7,127	$7,264	-2%

Net income as adjusted	$11,602	$9,731	19%

Earnings per share (diluted) as reported	$0.19	$0.23	-18%

Earnings per share (diluted) as adjusted	$0.31	$0.31	-

	Three Months Ended
	September 30
(In thousands, except per share data)	2026		2025
		Diluted		Diluted
Reconciliation of net income to adjusted net income		EPS		EPS
Net income as reported	$7,127	$0.19	$7,264	$0.23

Long-term performance based compensation	$787	0.03	954	0.03

Amortization expense of acquired intangible assets	$2,853	0.08	1,117	0.04

Acquisition costs	$189	-	165	-

Lease expense on the step-up basis of acquired leases	$114	-	51	-

Severance costs and restructuring costs	$10	-	(53)	-

Foreign currency transaction loss on intercompany loan	$14	-	326	0.01

Tax rate difference between reported and adjusted net income	$508	0.01	(93)	-
Net income adjusted	$11,602	$0.31	$9,731	$0.31

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

The foreign currency transaction loss on intercompany loan relates to an intercompany loan established as a result of the acquisition of Canada’s Best Holdings as a method to repatriate cash generated in Canada to the United States without being subject to a withholding penalty.

(Unaudited; In thousands)	Three Months Ended
Net Income to Adjusted EBITDA	September 30
	2026	2025	% Change
Net Income as reported	7,127	$7,264
Income tax	3,059	2,431
Interest expense, net	3,860	747
Other expense	115	530
Operating income as reported	$14,161	$10,972	29%

Depreciation and amortization	6,540	3,200
EBITDA	$20,701	$14,172	46%
Long-term performance based compensation	1,049	1,282
Acquisition costs	252	220
Lease expense on the step-up basis of acquired leases	152	68
Severance costs and restructuring costs	13	(71)
Adjusted EBITDA	$22,167	$15,671	41%
Adjusted EBITDA as a percentage of sales	9.8%	10.0%

(Unaudited; In thousands)	Three Months Ended
Free Cash Flow	September 30
	2026	2025	% Change
Cash flow from operations	$15,231	$676	N/M

Capital expenditures	(1,444)	(967)
Free cash flow	$13,787	$(291)	N/M

Net Debt to Adjusted EBITDA Ratio	September 30,	June 30,
(amounts in thousands)	2026	2026
Current maturity of long-term debt	$10,000	$10,000
Long-term debt	230,195	245,931
Total debt	$240,195	$255,931
Less: cash	(12,805)	(14,249)
Net debt	$227,390	$241,682
Adjusted EBITDA - trailing twelve months	$87,640	$89,027
Net debt to adjusted EBITDA ratio	2.6	2.7

LSI Industries Fiscal 2027 First Quarter Results

November 5, 2026

Organic compared to Inorganic Sales	Q1 2027	Q1 2026	% Variance

Lighting Segment	$64,823	$69,053	-6%
Display Solutions Segment
- Comparable Display Solutions Sales	88,620	88,196	1%
- Royston	72,412	-	n/m
Total Display Solutions Sales	$161,032	$88,196	83%
Total net sales	$225,855	$157,249	44%
Less:
- Royston	72,412	-	n/m
Total organic net sales	$153,443	$157,249	-2%